Exhibit 23.1

July 31, 2024

Export Development Canada

150 Slater Street

Ottawa, Ontario

K1A 1K3

Dear Sirs/Madams:

In connection with the issue and sale of U.S. $1,000,000,000 United States Dollar Floating Rate Bonds due August 2028 (the “Bonds”) of Export Development Canada (“EDC”) to be sold pursuant to an Underwriting Agreement dated as of July 24, 2024 as more particularly described in the Prospectus Supplement dated July 24, 2024 to the Basic Prospectus dated March 14, 2022 (the “Prospectus Supplement”), I have been asked, as Legal Counsel to EDC, to furnish you with an opinion in respect of the legality of the Bonds.

I have made or caused to be made such investigations and examinations of such legislation and proceedings and have reviewed or caused to be reviewed such documents relating to the issue of the Bonds as I have considered necessary for the purposes of this opinion.

The Bonds will be issued pursuant to the following authority:

(a)	the Export Development Act, R.S.C. 1985, Chap. E-20, as amended (the “Act”);

(b)	the Financial Administration Act, R.S.C. 1985, Chap. F-11, as amended (the “Financial Administration Act”);

(c)	the Standing Resolution Authorizing The Issuance of Debt Instruments, adopted by the Board of Directors of EDC on May 23, 2024, which became effective on May 23, 2024 (the “Standing Resolution”);

(d)

the approval dated as of July 22, 2024 of the Executive Vice-President, Finance and Chief Financial Officer of EDC whereby, pursuant to the Standing Resolution and the powers vested in him by the Act, he approved the principal amount, currency, term and pricing mechanism of the Bonds; and

(e)

a letter received from the Minister of Finance, to the President of EDC, in which the Minister of Finance approved the issue and sale by EDC of the Bonds pursuant to Subsection 127(3) of the Financial Administration Act.

150 Slater, Ottawa, ON Canada K1A 1K3 Tel. 613-598-2500 Fax. 613-237-2690 www.edc.ca

Based upon the foregoing and relying in particular on statutes and documents set out in full above I am of the following opinion:

1.

EDC exists as a corporation created by the Parliament of Canada pursuant to the Act and is an agent of His Majesty in right of Canada (“Canada”) with full power and authority to conduct its business as described in the Prospectus Supplement; pursuant to the provisions of the Financial Administration Act, EDC is named as a Crown corporation.

2.

The Bonds have been duly authorized by all necessary corporate action of EDC and, subject at the time of issue of the Bonds to the approval of the Minister of Finance continuing in full force and effect and to compliance with the limitation on the aggregate borrowing of EDC contained in Section 14 of the Act and in the Standing Resolution, upon being duly signed personally or in facsimile by the duly appointed officers of EDC, and upon being duly authenticated and issued against payment therefor, the Bonds will constitute legal, valid and binding direct, unconditional and general obligations of EDC and, as such, of Canada enforceable in accordance with their terms, all irrespective of any reconstruction, reorganization, amalgamation, merger, liquidation, dissolution or winding up of EDC or any transfer, sale or other disposition of all or substantially all of the assets of EDC.

3.

The Bonds, when duly executed, authenticated, and issued against payment, subject at the time of issue as set forth above, will constitute securities issued on behalf of Canada with the authority of Parliament and as such the payment of the principal thereof and interest thereon will be a charge on and will be payable out of the Consolidated Revenue Fund of Canada (as defined in the Financial Administration Act).

I hereby consent to the inclusion of this opinion letter as an exhibit to Amendment No. 2 to EDC’s Annual Report on Form 18-K for the year ended December 31, 2023 and to the use of the reference to the legal counsel for EDC under the heading “Legal Opinions” in the Prospectus Supplement.

Yours truly,

EXPORT DEVELOPMENT CANADA

/s/ Kathleen Childs
Kathleen Childs As Legal Counsel for Export Development Canada and without personal responsibility